We consent to the reference to our firm under the caption "Experts" to the Registration Statement (Form S-3) and related Prospectus of Sensar Corporation for the registration of 5,689,278 shares of its common stock and to the incorporation by reference therein of our reports dated March 15, 2000, except for Note 9 as to which the date is April 2, 2000, with respect to the financial statements of Net2Wireless Corporation as of December 31, 1999, included in the Proxy Statement of Sensar Corporation (Form S-4) and Prospectus of Sensar Corporation filed with the Securities and Exchange Commission

                                                   /s/  Kost, Forer & Gabbay

                                                   KOST, FORER & GABBAY

Tel-Aviv, Israel
August 4, 2000
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